June 12, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tungray Technologies Inc in its Form 6-K dated June 12,

2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Tungray Technologies Inc contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP